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                     January 6, 2022

       Domenic Della Penna
       Chief Financial Officer
       Venus Concept Inc.
       235 Yorkland Blvd. Suite 900
       Toronto, Ontario M2J 4Y8

                                                        Re: Venus Concept Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed March 29,
2021
                                                            File No. 001-38238

       Dear Mr. Della Penna:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences